Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2021, with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020, included in the Company’s December 31, 2020 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

August 6, 2021